Exhibit 16.1

UHY LLP
One Financial Plaza
Hartford, CT 06103

May 31, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Solomon Technologies, Inc. (copy attached), which we understand will be filed with the United States Securities Commission, pursuant to Item 4.01 of Form 8-K, as part of Solomon Technologies, Inc.’s Form 8-K report filed on May 31, 2007. We agree with the statements concerning our Firm in such Form 8-K.

/s/ UHY LLP
Attachment

Attachment

Item 4.01. Changes in Registrant’s Certifying Accountant

(a)           Previous Independent Accountants

(i)
On May 31, 2007, UHY LLP and the audit committee of Solomon Technologies, Inc., (the “Registrant”) agreed that both would be best served if the Registrant identified new auditors. The parties agreed that UHY would resign as the Company’s auditors, effective immediately.

(ii)
The reports of UHY LLP on the Registrant’s financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that in its report for the past two fiscal years, UHY LLP has included an opinion that, due to the Registrant’s recurring losses, cash used in operations and other factors, there was substantial doubt as to the Registrant’s ability to continue as a going concern.

(iii)	The audit committee of the Registrant’s board of directors participated in and approved the decision to change independent accountants.

(iv)
In connection with its audits for the two most recent fiscal years and through May 31, 2007, there have been no disagreements with UHY LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

(v)
The Registrant has requested that UHY LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 31, 2007, is filed as Exhibit 16.1 to this Form 8-K.